SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2008

TELAVA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

          1-14219

           65-0067192

(Commission File Number)

(IRS Employer Identification No.)

353 Sacramento Street, Suite 1500, San Francisco California     94111

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (415)  321-3490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.

Entry into a Material Definitive Agreement

The Registrant’s wholly owned subsidiary, Telava Acquisitions, Inc. entered into a Membership Interest Purchase Agreement effective  January 22, 2008 to acquire all of the membership interests of IBFA Acquisition Company LLC (“IBFA”). IBFA began operations in 1995, and is a licensed Competitive Local Exchange Carrier (CLEC), long distance provider, and Internet Service Provider (ISP) based in the Midwest USA.  IBFA, with 55,000 customers, is currently licensed to provide competitive local exchange services in 7 states, long distance services in 41 states, and ISP services in all markets they serve.

The closing for the acquisition is subject to regulatory approvals and is expected to be in 30 days from January 22. Pending the closing, IBFA is being managed by the Registrant pursuant to a management agreement. The purchase price is $2,250,000, less certain indebtedness of IBFA. There is no prior affiliation between the Registrant and IBFA or its members.

Item 5.02 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Registrant is changing its fiscal year from April 30 to December 31 to match  the fiscal year of  its recently acquired subsidiary, Telava Wireless, Inc. The Registrant intends to file a transition report on Form 10-KSB for the period May 1, 2007 to December 31, 2007 as required by Rule 15d-10((b). The most recent 10-QSB of the Registrant was filed for the quarter ended October 31, 2007. The Registrant will include information regarding November and December 2007 in its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2008, as required by Rule 15d-10(e)(4).

Item 9.01.  Financial Statements and Exhibits

(a)

Financial Statements.

The required audited financial statements of IBFA will be filed by amendment to this Report.

(b) Exhibits

Exhibit 2.2

Membership Interest Purchase Agreement effective January 22, 2008. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January  22, 2008

TELAVA NETWORKS, INC.

By: /s/Mr. Baldwin Yung

Its: Chief Executive and Financial Officer